Press Release
For Immediate Release

Beazer Homes Provides Certain Preliminary Fourth Quarter
Financial and Operating Data
Company Estimates Non-Cash Pre-Tax Inventory-Related Charges of Approximately $230
Million and Outlines Further Cost Reductions that are Expected to Generate
Annual Cost Savings of at Least $30 Million
Board of Directors Approves Suspending Quarterly Dividend

ATLANTA, November 5, 2007-- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today provided certain unaudited and preliminary fourth quarter financial and operating data and also announced further steps to reduce costs and improve operating efficiencies in response to continued deterioration in the housing market.

As previously announced,  the Company reported that its Audit Committee determined it will be necessary for the Company to restate its financial statements relating to fiscal years 2004 through 2006 and the interim periods of fiscal 2006 and fiscal 2007. As a result, the Company is not able to report its financial results for the fourth quarter and fiscal year 2007 at this time.  Nonetheless, the Company is providing certain preliminary estimates of financial and operating data, although the information is unaudited and is subject to change.  The Company is working expeditiously to complete the restatements and report audited financial results for the quarter and year ended September 30, 2007 as soon as possible.

Also as previously disclosed, the Company has received waivers of events of default under its revolving credit facility and two secured credit facilities arising from the Company’s decision to restate its financial statements. It has also received the necessary consents from the holders of its outstanding Senior Notes and Senior Convertible Notes to obtain a waiver of any and all defaults under the Indentures that may have occurred or may occur on or prior to May 15, 2008 due to Beazer’s failure to file or deliver reports or other information as required by the Securities and Exchange Commission.

Preliminary Fourth Quarter Financial and Operating Data
As previously disclosed, home closings for the quarter ended September 30, 2007, totaled 3,940, a 39% decline from the same period in the prior fiscal year.  This resulted in a backlog conversion ratio of 66%, as the Company remained focused on converting its existing backlog for cash generation. Net new home orders totaled 973, a decline of 53% from the prior fiscal year, driven largely by an unusually high cancellation rate (68%), which the Company attributes in part to the pronounced tightening in the mortgage markets in August and September.

The Company significantly increased its cash position during its fiscal fourth quarter. At September 30, 2007, the Company had a cash balance of $459.5 million, up from $128.8 million at June 30, 2007.  Subsequently, the Company has repaid approximately $75.0 million in secured debt, pledged $107.0 million to collateralize its outstanding letters of credit and paid a consent fee to holders of its Senior Notes and Senior Convertible Notes and related expenses totaling $21.0 million.

The Company continues to reduce its land holdings and home inventories. The Company controlled a total of 61,974 lots (59% owned and 41% optioned) at September 30, 2007, reflecting reductions of 14% compared to the level at June 30, 2007, 30% compared to the level at September 30, 2006, and 42% compared to a peak level at December 31, 2005.  As of September 30, 2007, unsold finished homes and unsold homes under construction declined by 28% and 35%, respectively, from year-ago levels. The Company remains committed to aligning its land supply and inventory levels to current expectations for home closings, and continues to exercise caution and discipline with respect to investment in inventory.  For FY 2007 total land and land development expenditures were approximately $835 million, representing a reduction of 42% from FY 2006.  The Company currently expects land spending to be even further reduced in FY 2008, based on current market conditions.

The Company currently expects results for the fourth quarter of fiscal 2007 to include non-cash pre-tax charges to abandon land option contracts, to recognize inventory impairments and to record impairments and land option abandonments in joint ventures of approximately $230 million.  In addition, the Company is currently in the process of evaluating the recoverability of its goodwill, which may result in impairment charges.

“The housing industry continues to face the most difficult business conditions in over a decade,” said Ian J. McCarthy, President and Chief Executive Officer.  “We maintain the view that the long term fundamentals for housing remain compelling and that our strategic initiatives to differentiate Beazer Homes in the eyes of the consumer and to allocate capital and resources in order to enhance long term shareholder value will position us well for the future.  At the same time, we must continue to adapt to the realities of the current market by remaining disciplined in our operating approach and continuing to focus on initiatives aimed at responding to what we believe will continue to be a challenging environment in the near term.  These initiatives include reductions in direct costs, overhead expenses and land spending, and an intense focus on sales and marketing efforts to reduce unsold home inventories, all with the aim of generating cash.”

Steps to Reduce Costs and Improve Efficiencies
The Company has recently taken steps to further reduce its overall cost structure and improve operating efficiencies.  In October 2007, the Company reduced overall headcount by approximately 650 positions, or 25%.  Since reaching peak headcount levels in March 2006, overall headcount has declined by over 50% through reductions in force and attrition.  The Company expects these most recent headcount reductions to result in annualized cost savings of at least $30 million.  In addition, the Company has reorganized accounting and back-office functions and is centralizing a number of marketing initiatives to achieve additional efficiencies.

“With recent industry data suggesting that market conditions may deteriorate further before a recovery is underway, we need to adapt and further align our cost structure and investment levels to expected lower volumes.  While these decisions are not taken lightly, they are necessary in order to maintain our sound financial position,” said McCarthy.

Suspension of Quarterly Dividend
The Company also announced today that its Board of Directors voted to suspend the Company’s quarterly dividend of $0.10 per share.  The Board concluded that this action, which will allow the Company to conserve approximately $16 million of cash on an annual basis, is prudent in light of the continued deterioration in the housing market.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 Company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.  These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the risk that additional information may arise from the final conclusions of the Audit Committee’s investigation, the preparation of the Company’s restated financial statements, including the audit by our independent auditors, or other subsequent events that would require us to make additional adjustments; (ii) the risk that additional issues or matters may arise from the pending United States Attorney and the SEC investigations, or that additional governmental proceedings may arise as a result of the matters subject to the Audit Committee’s investigation or additional issues or matters, and the timing, final outcome and consequences of these proceedings, including the risk that a settlement of these proceedings may not be achievable without the payment of significant fines or penalties or the incurrence of significant sanctions; (iii) the timing, final outcome and consequences of the putative class action lawsuits, derivative claims and similar proceedings, including the risk that additional lawsuits, claims or proceedings may arise as a result of the matters subject to the Audit Committee’s investigation and that the Company could be subject to significant legal judgments, fines, penalties, settlements or sanctions resulting therefrom; (iv) the risk that the Company may not be able to complete the restatement and commence timely filing its periodic reports with the SEC on or before May 15, 2008, which could result in a claim of default by the trustees under the indentures or the requisite bondholders and, if such default were not cured or waived within the applicable 60-day grace period, could result in an attempt by the trustee, the requisite bondholders or the Company’s other lenders to accelerate the repayment of our outstanding debt obligations; (v) any adverse effect on the Company’s business and the market price of its securities arising from the continuing negative publicity related to the restatement; (vi) any breach by the Company of the continued listing requirements of the New York Stock Exchange causing the New York Stock Exchange to initiate suspension or delisting procedures; (vii) the duration and severity of adverse market conditions nationally and in local markets, including prolonged credit tightening in the mortgage markets; (viii) volatility of mortgage interest rates and inflation; (ix) increased competition; (x) shortages of skilled labor or raw materials used in the production of houses; (xi) increased prices for labor, land and raw materials used in the production of houses; (xii) increased land development costs on projects under development; (xiii) the cost and availability of insurance, including the availability of insurance for the presence of mold; (xiv) the impact of construction defect and home warranty claims; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies; (xvi) the Company’s ability to maintain sufficient cash and other liquid resources to meet its liquidity requirements; and (xv) the risk that the Company’s credit ratings may be adversely affected due to the restatement of the Company’s financial statements or continuing adverse market conditions.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
Leslie H. Kratcoski
Vice President,
Investor Relations & Corporate Communications
770-829-3700
lkratcos@beazer.com